Exhibit 11

Abdi Sheikh-Ali, CPA, PLLC

450 Century Parkway, Suite 250	Tel. (972) 217-4646
Allen, Texas 75013	Fax. (972) 217-4645
www.abdisheikh.com	cpa@abdisheikh.com

Ms. Arden Anderson, Esq.

Crowdfunding Lawyers

1431 E. McKinney St. #130

Denton, Texas 76209

June 11, 2024

Ms. Arden:

We hereby consent to the inclusion in this Offering Statement on Form 1-A of our report dated May 17, 2024 of Emporium Realty Fund I, LLC relating to the audit of the financial statements as of December 31, 2023 and for the inception-to-date period then ended and the reference to our firm under the caption “Experts” in the Offering Statement.

We consent to the inclusion in the foregoing Regulation A Offering Circular of our report dated May 17, 2024 relating to the consolidated financial statements of Emporium Realty Fund I, LLC as of December 31, 2023 and for the inception-to-date period then ended. We also consent to the reference to our firm under the caption “Experts”.

Abdi Sheikh-Ali, CPA, PLLC

Allen, Texas